Exhibit (c)(vi)

Morgan Stanley Presentation to the Board of Directors Project Creedence January 12, 2024

Morgan Stanley SECTION 1 Situation Overview 2

Morgan Stanley Board of Directors Update As of January 11, 2024 On 10/2/23, Python sent to representatives of Morgan Stanley a non-binding indication of interest to acquire all of the outstanding common stock of Creedence for USD $11.10 / share on an all-cash basis with no financing contingency and noted that the indication had the full support of its Investment Committee Following receipt of Python’s indication of interest, the Board of Directors formed a Special Committee (the “Committee”) at its Board Meeting on 10/5 After the formation and convening of the Committee, at the direction of the Committee, representatives of Morgan Stanley communicated to Python that Creedence was prepared to enter into a confidentiality agreement and provide non-public information so that it could solidify and improve its proposal On 10/13, the confidentiality agreement was executed, and a virtual data room was opened to Python. The data room contained an initial set of documents that was expanded over the course of two weeks in response to Python’s ongoing diligence requests Python – By 10/27, Python had made over 550 diligence requests spanning business, tax, legal, financial and accounting topics Original Proposal In addition to customary diligence through the data room, Creedence’s management team held 9 virtual diligence sessions with Python covering various topics, including: (1) tax on 10/17, (2) insurance and SFR operations on 10/20, (3) SFR acquisitions on 10/20, (4) corporate / FP&A on 10/23, (5) Canadian properties on 10/24, (6) capital markets on 10/24, (7) accounting on 10/25, (8) tax (follow-up session) on 10/26, and (9) loss-to-lease and capex on 10/27 Python also conducted property tours in select markets (Dallas, Atlanta, Charlotte, Nashville, Houston, Jacksonville, Orlando, Tampa and Toronto) After completion of its due diligence, on 10/28, Python notified representatives of Morgan Stanley of its intent to withdraw the indication of interest. Python suggested that, in addition to the impact of adjusted underwriting assumptions arising from its diligence review, it was potentially more challenging to “lean in” on its indication of interest given volatile market conditions (rates gapping out further, etc.) Data room access was terminated following the notification from Python of the withdrawal of its indication of interest PROJECT CREEDENCE SITUATION OVERVIEW 3

Morgan Stanley Board of Directors Update (Cont’d) As of January 11, 2024 On 1/2/24, Python sent to representatives of Morgan Stanley a Subsequent Proposal to acquire all of the outstanding common stock of Creedence for USD $11.10 / share on an all-cash basis with no financing contingency and noted that the Subsequent Proposal has the full support of its Investment Committee In addition, the Subsequent Proposal indicated that Python was prepared to complete its remaining confirmatory due diligence within seven business days of commencement – The proposal referenced the substantial due diligence that had been completed by Python and its advisors in October 2023 and in addition, provided a list of seven incremental topics comprising their remaining confirmatory due diligence items Upon receipt of the Subsequent Proposal, Creedence called a Board Meeting and reconvened the Committee that had been formed in October 2023 On 1/5/24, Creedence’s Board of Directors, along with representatives from its financial advisor Morgan Stanley and legal advisors Goodmans and Paul Weiss, met to discuss the Subsequent Proposal. Following this meeting, the Committee and its advisors, Scotiabank and Osler, separately met to discuss the Subsequent Proposal Python Subsequent – Resulting from these meetings, the following items occurred: Proposal o The Committee asked Scotiabank to resume their valuation work / complete their valuation report o The Board was directed by the Committee to have representatives of Morgan Stanley deliver the following message to Python: » Creedence is not in a position to respond to your proposal at present, and its outside advisors are performing their valuation work » Before Creedence can respond to the proposal, Python needs to 1) confirm that it has completed its due diligence, and 2) confirm a transaction price at which they are prepared to move forward to definitive documentation Representatives of Morgan Stanley delivered the message to Python on the evening of 1/5/24 – Since 1/6/24, Creedence and Morgan Stanley have provided Python with numerous additional diligence responses and due diligence calls – We expect Python to confirm that their due diligence is complete in the very near term PROJECT CREEDENCE SITUATION OVERVIEW 4

Morgan Stanley Summary of Subsequent Proposal Terms Subject to Ongoing Negotiation, Execution of Definitive Agreements, and Confirmatory Due Diligence Python’s Subsequent Date Received January 2, 2024 Proposal was a 100% cash offer of $11.10 per common share on 1/2/24 Buyer An affiliate of Python – This proposal is subject to negotiation of definitive transaction Offer Non-binding proposal to acquire all outstanding Creedence common stock for USD $11.10 per share documentation and confirmatory due Structure 100% cash diligence, to be completed within 7 business days of Financing No financing contingency commencement Of note, on 1/9/2024, Approvals Python Investment Committee approved Python provided representatives of Morgan Stanley with a draft of an Dividends Proposal assumes payment of dividend in January 2024 and no further dividend payments thereafter Arrangement Agreement. This was unsolicited (not Diligence Period Subject to remaining confirmatory due diligence to be completed within 7 business days of requested by Creedence commencement nor its advisors). The draft Agreement contained deal Deal Protections No-shop provision with a two-tier break fee of 1.75% and 3.50% of Equity Value (verbally conveyed) protections consistent with what had been verbally communicated by Python Buyer Advisors Legal: Simpson Thacher and Davies Tax and Accounting: Deloitte Financial: Bank of America Conditions Definitive agreement will not be subject to any other material conditions other than customary closing conditions PROJECT CREEDENCE SITUATION OVERVIEW 5

Morgan Stanley

Implied Transaction Valuation Summary

At Current Trading Price of Creedence Common Stock and the Python Offer Price

- The table herein shows the implied valuation multiples and premium / (discount) to NAV based on management and consensus median estimates and relative to both the current trading price of Creedence common stock and the Python offer price

Transaction Value Summary [1]

$MM, Unless Otherwise Indicated

As of 1/11/2024	*Metric*	Current $9.04	Python Offer (1/2/24) $11.10
Reference Statistics			
% Premium to 52 Week High (07/27/23)	*$9.56*	*(5.4%)*	*16.1%*
% Premium to Current	*$9.04*	*-*	*22.8%*
% Premium to 30-Day VWAP [2]	*$8.75*	*3.3%*	*26.9%*
% Premium to 60-Day VWAP [2]	*$7.98*	*13.3%*	*39.1%*
% Premium to 90-Day VWAP [2]	*$7.87*	*14.9%*	*41.0%*
Fully Diluted Shares Outstanding [3]		310.9	311.5
Equity Value		**2,810**	**3,457**
Plus: Total Pro-Rata Debt [4]		3,234	3,234
Plus: Convertible Preferred [3]		-	-
Plus: NCI		3	3
Less: Cash [5]		(87)	(87)
Aggregate Value		**5,961**	**6,608**
NAV Statistics			
% Premium to Consensus NAV [6]	*$11.86*	(24%)	(6%)
% Premium to Creedence Mgmt. NAV [7]	*$11.35*	(20%)	(2%)
Implied SFR Cap Rate - Creedence Mgmt. NAV [8]	*330.6*	6.2%	5.6%
Valuation Multiples - Creedence Management Estimates			
2024E EBITDAx [9]	*316.8*	18.8x	20.9x
2024E FFOx	*$0.60*	15.2x	18.6x
2025E FFOx	*$0.66*	13.7x	16.8x
2024E AFFOx	*$0.48*	19.0x	23.3x
2025E AFFOx	*$0.54*	16.8x	20.6x
Valuation Multiples - Consensus Estimates			
2024E EBITDAx	*324.0*	18.4x	20.4x
2024E FFOx	*$0.60*	15.0x	18.4x
2025E FFOx	*$0.69*	13.1x	16.1x
2024E AFFOx	*$0.48*	18.8x	23.1x
2025E AFFOx	*$0.54*	16.7x	20.5x

Sources: S&P Capital IQ, Company Information, Broker Research

Notes:
1. Market data as of January 11, 2024. Creedence share count based on latest actual as of December 31, 2023. Other balance sheet figures per projected Creedence balance sheet as of December 31, 2023
2. VWAP calculated by taking daily VWAP over the prior 30, 60 and 90 trading days, weighted by daily volume (daily VWAP and volume per S&P Capital IQ)
3. FDSO includes dilutive impact of convertible preferred, refer to page 21
4. Total debt consists of Creedence's pro-rata share of debt of consolidated entities, inclusive of Canadian multifamily and residential development, and is gross of amortization of debt discounts and transaction costs
5. Reflects pro-rata unrestricted cash
6. Median analyst research NAV estimates as of January 11, 2024 (see page 13 for more details)
7. Creedence Mgmt. NAV as of 9/30/23 per management estimates
8. Implied SFR Cap Rate based on 3Q 2023 stabilized NOI run-rate per management
9. Represents 2024E Adj. EBITDAre per management estimates

PROJECT CREEDENCE SITUATION OVERVIEW 6

Morgan Stanley

Creedence Historical Five-Year Trading Performance

- Over the past several years, Creedence has taken numerous steps to deliver outsized growth, streamline its business, de-lever and improve trading performance, including two major strategic transactions (PIPE and U.S. listing); these steps coincided with outperformance which peaked in early 2022
- Once the Fed began increasing interest rates in March 2022, market receptivity to external growth stories (those requiring external capital) changed and focus on balance sheet amplified. This environment has likely had an outsized effect on Creedence's higher-leverage / high-growth strategy, impacting its cost of capital and ability to fund continued growth
- Markets rose materially during 4Q 2023 with Fed commentary signaling potential of future rate cuts beginning in 2024; Creedence has outperformed the broader REIT index and SFR Peers during this time period
- At the offer price, the implied five-year total shareholder return of Creedence common stock would be 60%, versus 36% for the RMZ index

Total Shareholder Returns

Indexed to 100; Since January 11, 2019

	Total Shareholder Return (%)			
	Last 5-Yrs	Last 3-Yrs	LTM	Last 60-Days
Creedence	36.9%	14.6%	8.7%	28.6%
SFR Peers [1]	88.2%	28.6%	13.0%	7.5%
RMZ	35.7%	25.8%	6.7%	18.5%
S&P 500	100.4%	31.8%	22.4%	12.2%


250
230
210
190
170
150
130
110
90
70
50
US IPO [2]
First Fed Rate Hike [3]
Fed signals three rate cuts in 2024 [4]
Python Offer (January 2, 2024): +60% Implied TSR
+100%
+88%
+37%
+36%
L&B Presentation (10/17/23, $7.05 / Sh) [5]
Jan-19
Jun-19
Nov-19
Apr-20
Sep-20
Feb-21
Jul-21
Dec-21
May-22
Oct-22
Mar-23
Aug-23
Jan-24
Creedence
SFR Peers [1]
MSCI US REIT (RMZ)
S&P 500
Rate Hikes

Sources: S&P Capital IQ

Notes:
1. SFR Peers is a simple average of INVH and AMH
2. IPO of common shares in the US priced on October 6, 2021
3. Fed first rate hike on March 15, 2022
4. Based on FOMC meeting concluding on December 13, 2023
5. L&B Presentation on October 17, 2023 and disclosed during market hours; $7.05 share price based on prior close on October 16, 2023

PROJECT CREEDENCE

SITUATION OVERVIEW 7

Morgan Stanley SECTION 2 Financial Analysis 8

Morgan Stanley

Management Business Plan

Based Upon Management Projections Provided to Morgan Stanley by Creedence [1]

Projected Financials – Management Case

$MM, Unless Otherwise Indicated

Year	2024E	2025E	2026E	2027E	2028E	24-28E CAGR
	Management Projections					
Revenue from Rental Properties	479	496	543	597	641	7.5%
Direct Operating Expenses	(161)	(171)	(191)	(198)	(209)	6.7%
Net Operating Income From Single-Family Rental Properties	**318**	**325**	**351**	**399**	**432**	**8.0%**
(+) Core FFO from Fees	78	106	204	125	122	
(+) Core FFO from Canadian Multifamily Rental [2]	5	11	13	23	34	
(+) Core FFO from U.S. Residential Developments [3]	23	20	15	12	15	
(+ / -) Other (Expenses) Income	6	2	(0)	(1)	(1)	
(-) Corporate Overhead	(112)	(125)	(167)	(140)	(153)	
Adjusted EBITDAre	**317**	**339**	**416**	**418**	**449**	**9.1%**
(+ / -) Non-Cash Adjustments to U.S. Residential Developments [3]	(9)	11	20	16	18	
(-) Recurring Capex + Corporate Office Capex	(52)	(45)	(47)	(49)	(52)	
(-) Tax Expense	(5)	(3)	(3)	(3)	(3)	
(-) Net Acquisitions / Investment [4]	(202)	(283)	(276)	(289)	(132)	
(+) SFR JV-4 Distribution Proceeds [5]	470	-	-	-	-	
(+ / -) Other Costs [6]	(30)	(13)	(16)	(14)	(5)	
Unlevered Cash Flow	**490**	**6**	**94**	**79**	**274**	
(+) SFR JV-4 (Recap) Financing Proceeds [5]	253	-	-	-	-	
(-) Total Interest Expense [7]	(128)	(130)	(143)	(167)	(190)	
(+ / -) Debt Issuance / (Repayment) [8]	(403)	106	136	93	43	
Levered FCF	**213**	**(18)**	**88**	**5**	**127**	
(-) Dividend Payments - Preferred Stock	(17)	(17)	(17)	(17)	(17)	
(-) Dividend Payments - Common Stock	(59)	(59)	(59)	(59)	(59)	
Levered FCF Post-Dividends	**137**	**(95)**	**12**	**(71)**	**51**	
Memo:						
FFO / Sh	$0.60	$0.66	$0.86	$0.79	$0.81	7.9%
AFFO / Sh	$0.48	$0.54	$0.73	$0.66	$0.67	8.9%
Pro-Rata Net Debt (Stabilized Properties) [9]	2,482	2,670	2,916	3,238	3,272	
Total Proportionate Net Leverage (LQA) [9]	7.1x	7.3x	7.2x	7.3x	6.8x	

Source: Management Projections

Notes:
1. As per management projections provided by Creedence to Morgan Stanley on January 4, 2024
2. Adjusted to include an add-back for pro-rata interest expense (which is expensed below Adjusted EBITDAre)
3. Core FFO from U.S. Residential Developments utilizes a non-cash accounting methodology; non-cash adjustments made below Adjusted EBITDAre to reflect actual segment cash flow
4. Net acquisitions / investment includes SFR ongoing acquisitions and initial reno, SFR wholly-owned acquisitions, SFR disposition proceeds, Canadian multi-family rental developments, THPAS JV-1, THPAS JV-2, deferred reno and VEC
5. Equity portion of proceeds from SFR JV-4 recapitalization transaction reflected in distribution proceeds; debt portion of proceeds reflected in financing proceeds
6. Other costs includes working capital, non-recurring costs, corporate transactions costs, and ~$3MM 2024E G&A adjustment of non-cash amortization expense
7. Total interest expense includes interest expense on wholly-owned / JV debt, and pro-rata interest expense in Canadian Multifamily Rental
8. Debt issuance / (repayment) includes SFR debt refinancing / acquisition, SFR acquisition financing proceeds, and Canadian multi-family rental financing proceeds (repayment), and cash from corporate credit facility
9. Represents pro-rata net debt for stabilized properties as per management projections

PROJECT CREEDENCE FINANCIAL ANALYSIS 9

Morgan Stanley

Summary of Reference Points and Approaches to Valuation

		Type	Description
Reference Points	1	Trading Performance	• Market valuation of shares over the past twelve months, including volume weighted average prices over the last 30, 60, and 90 trading days
	2	Research Price Targets	• Examines undiscounted price targets of equity research analysts; generally a forward-looking metric
	3	Research NAV per Share Estimates	• Examines net asset value per share estimates of equity research analysts; represents an estimation of Creedence's private market valuation • Based on available disclosures in research reports, Morgan Stanley has identified only one research analyst that factors in Creedence's deferred tax liability in their NAV per share estimate. Such liability is not accounted for in valuation analyses contained herein as a buyer may potentially be able to structure a transaction in a tax-efficient manner
Approaches to Valuation	4	Comparable Trading Value	• Going-concern methodology based on median of research analyst estimates for unlevered and levered trading metrics (e.g., P / FFO, P / AFFO, AV / EBITDA, and P / (D) to NAV) of selected peers • Examined a wider set of residential real estate companies prior to narrowing down to selected peers INVH and AMH based on similarity of business strategy and portfolio characteristics • Applied metrics adjusted to reflect Creedence's historical trading discount to peers arising from its relatively higher leverage, business complexity, relative joint venture exposure and associated control / governance implications on JV assets, corporate structure and domicile, among other factors
	5	Dividend Discount Model	• Going-concern methodology that reflects management-provided projections of cash flows, dividends per share, and expected capital structure • Terminal value calculated based on a range of multiples applied to NTM Core FFO per Share • Discount rate range derived from CAPM model
	6	Precedent Premiums Paid	• Estimated value based on precedent premiums paid across public market, all-cash transactions involving U.S. and Canadian residential real estate companies • Selected all-cash U.S. and Canadian residential transactions since 2015 with a transaction value above $1Bn • Premiums calculated relative to unaffected target share prices
	7	Cash Levered Buyer Analysis	• Estimated value that a buyer could pay in order to achieve necessary return thresholds (target range of 15% to 20% gross levered IRRs) • Assumes incremental leverage raised through the refinancing of existing wholly-owned portfolio loans and new debt issuance on unencumbered homes • Financing assumptions for incremental leverage based on feedback from capital markets desk, informed by recent SFR transactions (new issues and secondary trading levels), among other factors

PROJECT CREEDENCE FINANCIAL ANALYSIS 10

Morgan Stanley

Illustrative Valuation Summary

Creedence Price per Share | Projections as Provided by Management (Jan. 4, 2024) | Market Data as of Jan. 11, 2024 | Projected Balance Sheet as of Q4 2023

$ / Sh in USD, Unless Otherwise Indicated


Current (January 11, 2024) = $9.04
Python Offer (January 2, 2024) = $11.10
30-Day VWAP (6): $8.75
60-Day VWAP (6): $7.98
90-Day VWAP (6): $7.87
Reference Points
1 Trading Performance
52-Week Low (10/23/2023): $6.53
52-Week High (7/27/2023): $9.56
$6.53
$9.56
2 Research Price Targets (1)
Undiscounted Forward Price Targets
Median: $10.00
$8.18
$11.09
3 Research NAV per Share Estimates (1)
Bottom Quartile: $10.30
Median: $11.86
Top Quartile: $12.65
$10.00
$13.25
Creedence Mgmt. NAV: $11.35
Note: Based on available disclosures in reports, MS has identified only one analyst that factors in Creedence's deferred tax liability in their NAV per share estimate – such liability is not accounted for in valuation analyses contained herein
Intrinsic Values
4 Comparable Trading Value (2)
P / 2024E FFO (13.6x - 15.6x)
$8.09
$9.28
P / 2025E FFO (12.6x - 14.6x)
$8.31
$9.63
P / 2024E AFFO (18.2x - 20.2x)
$8.69
$9.64
P / 2025E AFFO (17.2x - 19.2x)
$9.30
$10.37
AV / 2024E Adj. EBITDAre (18.2x - 20.7x)
$8.41
$10.94
% Premium / (Discount) to Cons. NAV ((27%) - (22%))
$8.70
$9.29
5 Dividend Discount Model (3)
Cost of Equity (11.1% - 13.1%)
Terminal NTM FFO Multiple (13.6x - 15.6x)
$7.45
$9.03
Transaction Values
6 Precedent Premiums Paid (4)
Quartile % Premiums of Selected All-Cash Resi RE Transactions (12.1% - 37.0%)
$10.13
$12.38
7 Cash Levered Buyer Analysis (5)
Target IRR (15.0% - 20.0%)
Exit Cap Rate (5.50% - 6.00%)
% PrivateCo G&A Savings (14% - 50%)
New debt / refinanced debt at 6.25% fixed rate
$8.71
$11.75
$11.26
Range with % PrivateCo G&A Savings Sensitivity
$5.00
$6.00
$7.00
$8.00
$9.00
$10.00
$11.00
$12.00
$13.00
$14.00
$15.00

Sources: Company Information, Broker Research, S&P Capital IQ

Notes:

1. Median of broker price targets and NAV / share estimates available as of January 11, 2024 (see page 13)
2. SFR peer median trading multiples consists of INVH and AMH; applied multiples are adjusted based on last three-year average historical trading discount of Creedence compared to the SFR peers' levels (see pages 14 and 24 for more details); ranges applied to Creedence FFO / share, AFFO / share, and Adj. EBITDAre per Creedence projections, and Creedence NAV per share based on median of analyst research estimates (see page 13 for more details)
3. Terminal value based on terminal multiple range applied to terminal year ('28E) FFO (see page 15 for more details)
4. Represents bottom quartile to top quartile premiums paid in select U.S. and Canadian all-cash residential precedent transactions (since 2015, >$1Bn transaction size). Premiums based on unaffected share prices as of the date prior to stock being affected by rumors of any merger / acquisition related news. Quartile % premiums applied to current Creedence share price as of January 11, 2024 (see page 16 for more details)
5. Exit cap rate range applied to terminal NOI of SFR and THPAS JVs, refer to page 17 for associated exit valuation assumptions of adjacent businesses
6. VWAP calculated by taking daily VWAP over the prior 30, 60 and 90 trading days, weighted by daily volume (daily VWAP and volume per S&P Capital IQ)

PROJECT CREEDENCE

FINANCIAL ANALYSIS 11

Morgan Stanley

1 Creedence Share Price Performance and Reference Points

Last Twelve Months

- Over the past 12 months Creedence common stock price has traded between $6.53 and $9.56
- On 10/17/23 during market hours, Jonathan Litt of Land & Buildings presented at the 13D Active-Passive Investor Summit in New York, where he described Creedence as a substantially undervalued investment (the presentation was subsequently disclosed on the same day)
  - On this day, Creedence's share price outperformed SFR peers by ~380bps. However, given the short-lasting impact of such outperformance (within three trading days, that outperformance had fully dissipated) as well as numerous other contributing factors in the market movements during Q4 2023, we reference herein the Python offer price premium relative to Creedence's current share price without an adjustment for the activist involvement

Trading Ranges for Creedence [1]

$ / Share

	Metric	Python Offer Premium
Current [1]	$9.04	22.8%
52 Week Low	$6.53	70.1%
52 Week High	$9.56	16.1%
30-Day VWAP [2]	$8.75	26.9%
60-Day VWAP [2]	$7.98	39.1%
90-Day VWAP [2]	$7.87	41.0%

Creedence Share Price Performance [1]

$ / Share



$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
Python Offer (January 2, 2024): $11.10
52 Week High: $9.56
52 Week Low: $6.53
Current [1]: $9.04
30-Day VWAP: $8.75
60-Day VWAP: $7.98
90-Day VWAP: $7.87
Jan-23
Feb-23
Mar-23
Apr-23
May-23
Jun-23
Jul-23
Aug-23
Sep-23
Oct-23
Nov-23
Dec-23
Jan-24

Sources: S&P Capital IQ

Notes:
1. Market data as of January 11, 2024
2. VWAP calculated by taking daily VWAP over the prior 30, 60 and 90 trading days, weighted by daily volume (daily VWAP and volume per S&P Capital IQ)

PROJECT CREEDENCE FINANCIAL ANALYSIS 12

Morgan Stanley 2 3 Analyst Research Estimates Price Targets and Net Asset Value per Share Estimates Table herein shows price Analyst Research Estimates (1)(2) targets and NAV per share As of January 11, 2024 estimates from all equity research analysts who Broker Date NAV Price Target actively cover Creedence Broker 1 1/8/24 $13.25 $11.00 – Analyst research price Broker 2 1/8/24 $12.00 $10.00 targets range from $8.18 Broker 3 1/7/24 $10.00 $10.00 to $11.09 – Analyst NAV per share Broker 4 1/2/24 $12.70 $10.50 estimates range from Broker 5 1/2/24 N/A $11.00 $10.00 to $13.25 (2) Broker 6 12/21/23 $12.51 $9.50 Broker 7 11/21/23 N/A $9.00 Broker 8 11/9/23 $11.05 $10.00 Broker 9 11/8/23 N/A $11.09 Broker 10 11/8/23 $11.71 $9.30 Broker 11 11/8/23 $10.04 $8.18 Broker 12 11/7/23 N/A $9.25 Broker 13 11/7/23 N/A $10.50 Median $11.86 $10.00 High $13.25 $11.09 Low $10.00 $8.18 Source: S&P Capital IQ, Broker Research Note: 1. Price targets and NAV per share estimates in CAD are converted to USD based on spot FX rate of 0.744x as of January 11, 2024 2. Includes NAV per share estimates that are published in research reports and picked up in consensus figures PROJECT CREEDENCE FINANCIAL ANALYSIS 13

Morgan Stanley

4 Comparable Companies Trading Multiples

Market Data as of January 11, 2024; Creedence Balance Sheet Data as of Q4 2023E, Peers Balance Sheet as of 3Q 2023

Select Public Company Comparables

$MM, Unless Otherwise Indicated

	Share Price ($)	Equity Value [1]	AV [3]	FFOx [2]		AFFOx [2]		AV / EBITDA [2][3]	Cons. NAV [2]	Green Street NAV		
				2024E	2025E	2024E	2025E	2024E	Prem. / (Disc.)	Applied Cap Rate	Implied Cap Rate	Prem. / (Disc.)
SFR				A	B	C	D	E	F			
1 AMH	35.79	14,864	19,491	20.3x	19.2x	22.9x	21.6x	21.7x	(4%)	4.8%	5.5%	(17%)
2 Invitation Homes	33.86	20,843	28,576	18.0x	17.3x	21.4x	20.4x	19.3x	(4%)	4.6%	5.7%	(25%)
SFR Median				**19.2x**	**18.3x**	**22.2x**	**21.0x**	**20.5x**	**(4%)**	**4.7%**	**5.6%**	**(21%)**
Creedence - Consensus Median	**9.04**	**2,810**	**5,961**	**15.0x**	**13.1x**	**18.8x**	**16.7x**	**18.4x**	**(24%)**	**NA**	**NA**	**NA**
Creedence - Mgmt. Estimates	**9.04**	**2,810**	**5,961**	**15.2x**	**13.7x**	**19.0x**	**16.8x**	**18.8x**	**(20%)**	**NA**	**NA**	**NA**

Comparables Implied Valuation

$ / Share, Unless Otherwise Noted

	SFR Multiple Range		*Applied Discount* [5]	Applied Multiple on Creedence Share Price		Implied Creedence Share Price [6]	
Valuation Methodology [4]	**Low**	**High**		**Low**	**High**	**Low**	**High**
A 2024E FFOx	18.0x	20.0x	*(4.4x)*	13.6x	15.6x	$8.09	$9.28
B 2025E FFOx	17.0x	19.0x	*(4.4x)*	12.6x	14.6x	$8.31	$9.63
C 2024E AFFOx	21.0x	23.0x	*(2.8x)*	18.2x	20.2x	$8.69	$9.64
D 2025E AFFOx	20.0x	22.0x	*(2.8x)*	17.2x	19.2x	$9.30	$10.37
E 2024E EBITDAx	19.0x	21.5x	*(0.8x)*	18.2x	20.7x	$8.41	$10.94
F % Premium to Cons. NAV	(10%)	(5%)	*(17%)*	(27%)	(22%)	$8.70	$9.29

Sources: Company Filings, S&P Capital IQ, Green Street Advisors

Notes:
1. Includes shares and operating partnership units
2. Consensus median FFO / share, AFFO / share, and EBITDA estimates per S&P Capital IQ; consensus median of NAV per share per S&P Capital IQ for peers and based on median of analyst research estimates for Creedence (see page 13 for more details)
3. Aggregate Value includes share of JV debt; AV / EBITDA includes share of JV EBITDA and JV debt
4. Utilizes Creedence FFO / share, AFFO / share, and Adj. EBITDAre per Creedence projections, and utilizes Creedence NAV per share based on median of analyst research estimates (see page 13 for more details)
5. Applied discount based on last three-year average historical trading discount of Creedence compared to its SFR peers (AMH and INVH) trading levels (see page 24 for more details)
6. Based on current Creedence share price as of January 11, 2024

PROJECT CREEDENCE FINANCIAL ANALYSIS 14

Morgan Stanley 5 Dividend Discount Model Valuation date as of December Dividend Discount Model Analysis 31, 2023 $MM, Unless Otherwise Indicated Assumes mid-year discounting Management Projections and four-year projection period Year 2024E 2025E 2026E 2027E 2028E 24-28E CAGR Terminal value calculated by (1) applying adjusted NTM FFOx Core FFO / Share $0.60 $0.66 $0.86 $0.79 $0.81 7.9% multiple range based on SFR (2) Dividend / Share $0.23 $0.23 $0.23 $0.23 peers on ‘28E Core FFO as per management projections Implied FFO Payout Ratio 39% 35% 27% 29% Dividend Discount Analysis implies a value per Discounted Dividend / Share $0.22 $0.20 $0.17 $0.16 Creedence share of $7.45—$9.03 (assumes CoE range of 11.1%—13.1% and terminal Total Present Value of Dividends A $0.74 NTM FFOx multiple range of 13.6x—15.6x on Core FFO, Creedence Implied Share Price Cost of Equity vs. Terminal NTM FFOx Multiple consistent with range applied $MM, Unless Otherwise Indicated Impact of Terminal NTM FFOx Multiple on Implied Share Price on page 14) Terminal Multiple (NTM FFOx) 14.6x Implied Share Price Cost of Equity (3) 12.1% Terminal Cost of Equity (1) NTM FFOx 2028E Core FFO / Share $0.81 Multiple 11.1% 11.6% 12.1% 12.6% 13.1% Terminal Share Price $11.79 15.6x $9.03 $8.88 $8.73 $8.58 $8.44 Present Value of: Dividends $0.74 15.1x $8.77 $8.62 $8.47 $8.33 $8.19 A 14.6x $8.50 $8.36 $8.22 $8.08 $7.94 Terminal Share Price $7.47 14.1x $8.24 $8.10 $7.96 $7.83 $7.70 Implied Share Price $8.22 Discount to Current Share Price of $9.04 (4) (9.1%) 13.6x $7.97 $7.84 $7.70 $7.57 $7.45 Source: Company Filings, Management Projections, S&P Capital IQ Notes: 1. Core FFO / Share based on management projections; 2026E FFO includes ~$179MM of one-time performance fee income from SFR JV-1 promoted interest 2. Constant quarterly dividend of $0.058 / share as per management projections 3. Cost of equity based on CAPM model assuming 6.0% Morgan Stanley estimated market risk premium, 4.0% spot rate 10-year U.S. Treasury as of January 11, 2024, and 1.35 long-term predicted U.S. Barra beta as of January 11, 2024 4. Creedence current share price as of January 11, 2024 PROJECT CREEDENCE FINANCIAL ANALYSIS 15

Morgan Stanley

6 Precedent Transactions – Premiums Paid

All-Cash Residential Transactions

- An evaluation of selected U.S. and Canadian all-cash residential precedent transactions since 2015 have a median premium of 22.7%

Select U.S. and Canadian All-Cash Residential Transactions Since 2015, Greater than $1Bn (1)

Announcement Date	Acquiror	Target	Property Type	Consideration	Transaction Size ($Bn)	Premium to Unaffected Share Price (2)
19-Apr-22	Blackstone	American Campus Communities	Student Housing	100% Cash	12.8	30.3%
16-Feb-22	Blackstone	Preferred Apartment Communities	Multifamily	100% Cash	5.8	39.2%
19-Oct-20	Ares, Pretium	Front Yard Residential	SFR	100% Cash	2.5	63.2%
20-Feb-20	Starlight, Kingsett Capital	Northview Apartment REIT	Multifamily	100% Cash	4.9	11.5%
18-Jul-19	Cortland Partners	Pure Multi-Family REIT	Multifamily	100% Cash	1.2 (3)	22.9%
25-Jun-18	Greystar Real Estate Partners	Education Realty Trust, Inc.	Student Housing	100% Cash	4.6	13.6%
4-Jul-17	Greystar Led Group	Monogram Residential Trust, Inc.	Multifamily	100% Cash	3.0	22.4%
27-Feb-17	Tricon Capital Group Inc.	Silver Bay Realty Trust Corp.	SFR	100% Cash	1.4	19.4%
19-Jan-17	Starwood Capital Group	Milestone Apartments	Multifamily	100% Cash	2.9	8.6%
16-Oct-15	Harrison Street	Campus Crest Communities	Student Housing	100% Cash	1.9	23.6%
22-Jun-15	Lone Star Funds	Home Properties, Inc.	Multifamily	100% Cash	7.6	9.2%
22-Apr-15	Brookfield Asset Management Inc.	Associated Estates Realty Corporation	Multifamily	100% Cash	2.5	65.1%
Top Quartile						**37.0%**
Median						**22.7%**
Bottom Quartile						**12.1%**

Precedent Transactions Analysis Implied Valuation

	# of Transactions	Bottom Quartile	Median	Top Quartile	Creedence Share Price (4)	Creedence Implied Share Price: Min	Median	Max
Select All- Cash Residential Transactions	12	12.1%	22.7%	37.0%	$9.04	$10.13	$11.09	$12.38

Sources: Company Filings, DealPoint, S&P Capital IQ
Notes:
1. Includes most relevant all-cash residential transactions since 2015
2. Unaffected date reflects date prior to stock being affected by rumors of any merger / acquisition related news (including through activism or a publicly-disclosed unsolicited offer)
3. Value shown in Canadian Dollars as of respective deal announcement
4. Creedence share price as of January 11, 2024

PROJECT CREEDENCE FINANCIAL ANALYSIS 16

Morgan Stanley

7 Illustrative Levered Buyer Analysis

As of December 31, 2023

- Illustrative Levered Buyer Analysis estimates value that a buyer could pay in order to achieve certain return thresholds
- This analysis assumes a target return range of **15.0%-20.0%** levered IRRs for the buyer

Sources and Uses [1]

$MM, unless otherwise noted

Sources		
Unrestricted Cash	87	1%
2 Assumed Debt	1,825	28%
Canadian Debt	249	4%
4 New Secured	181	3%
3 Refinanced Debt	1,469	23%
Sponsor Equity	2,673	41%
Total Sources	**6,482**	**100%**

Uses		
Equity	2,745	42%
Preferred Equity [2]	345	5%
Gross Debt [3]	3,234	50%
1 Transaction Costs	125	2%
Issuance Costs	33	1%
Total Uses	**6,482**	**100%**

Projection Assumptions

- Transaction closes on 12/31/2023
- 5-year hold period with exit on 12/31/2028
- Projections per management as of 1/4/2024
- Assumes public company G&A savings of $15MM in Year 1 with savings growing at 5% annually, as per management guidance

Capitalization Assumptions

1. Assumes transaction costs of $125MM and debt issuance costs of 2% on new / refinanced debt (~$33MM)
2. Of the existing ~$3.1Bn of Creedence debt (net of revolving credit facility), ~$2.1Bn is assumed by the buyer and the remaining ~$1.0Bn is refinanced at a higher LTV
   - Assumes revolving credit facility balance of ~$170MM paid-off at entry
   - 3 Loans refinanced (term loan and securitizations 2018-1, 2020-2) assume 65% LTV (~$1.5Bn of proceeds) and a 6.25% fixed rate [4]
4. Incremental $181MM of secured debt assumed raised on unencumbered SFR assets at a 6.25% fixed rate [4]
   - New debt sized based on a 5.75% cap rate applied to 2024E unencumbered NOI of $16MM ($0.3Bn GAV), at 65% LTV

- Assumes revolver spread of 3.07% over SOFR, in-line with Creedence's existing revolving credit facility

Exit Assumptions

- Terminal value calculated using a Sum-Of-The-Parts approach based on the following assumptions (see page 18 for the calculation):
  - **SFR and THPAS-JVs**: Exit cap rate of 5.75% applied to stabilized 2029E forward NOI. 2029E based on an assumed terminal growth rate of 4.0%
  - **Legacy-for-Sale Housing**: DCF of remaining cash flows of the developments as provided by management, discounted at 20%
  - **Canadian Multifamily**: Exit cap rate of 4.0% applied to stabilized 2029E forward NOI for stabilized properties (assumed terminal growth rate of 4.0%), and 2028E IFRS book value per management model for the development / lease-up properties
  - **JV AM and Leasing Fees**: 10.0x multiple applied to 2029E fees and assumes 25% margin. 2029E based on an assumed terminal growth rate of 3.0%
  - **JDC Stake**: 9.0x multiple applied to Creedence share of 2029E FFO from Johnson Development Company. Assumed terminal growth rate of 3.0%

Source: Management Projections, Company Filings

Notes:
1. Based on target levered return of 17.5% (midpoint of 15.0-20.0% range); Balance sheet items based on Q4'23E as per management projections
2. Total value of preferred equity is the greater of liquidation preference plus change of control redemption premium plus accrued distributions (~$344.7MM) or total number of shares received if converted at $8.50 strike price (~34.7MM shares) multiplied by total offer price (~$345.1MM based on 17.5% target IRR), refer to page 21 for more detail
3. Total debt consists of Creedence's pro-rata share of debt of consolidated entities, inclusive of Canadian multifamily and residential development, and is gross of amortization of debt discounts and transaction costs
4. Secured debt interest rate informed by recent securitizations and capital markets deals (TCN 2023-SFR2, PROG 2023-SFR2, AMSR 2023-SFR3) and secondary trading levels

PROJECT CREEDENCE FINANCIAL ANALYSIS 17

Morgan Stanley 7 Illustrative Levered Buyer Analysis (Cont’d) Illustrative Levered Buyer Levered Cash Flows Analysis implies a value per Terminal NOI assumes 4.0% $MM, Unless Otherwise Indicated growth over ’28E based on Creedence share of $8.71—management guidance ‘24—‘28 $11.26 Year Entry 2024 2025 2026 2027 2028 Terminal CAGR – Assumes SFR exit cap rate of SFR NOI 318 325 351 399 432 451 8.0% 5.50%-6.00% and target (-) Corporate Overhead (7) (109) (125) (167) (140) (153) levered IRR of 15.0%-20.0% (+) G&A Synergies 15 16 17 17 18 (+) Core FFO from Fees 78 106 204 125 122 (+) Core FFO from Canadian Multifamily Rental 2 5 7 15 21 (+) Legacy For-Sale Housing Cash Flow 15 31 35 28 33 (+ / -) Other Income / (Expense) (8) 0 (0) 2 4 7 EBITDA 318 358 449 448 480 10.9% (-) Net Acquisitions / Investment / Capex / Working Capital (240) (302) (298) (311) (146) (-) Maintenance Capex (37) (38) (40) (42) (44) (+) JV-4 (Recap) Distribution Proceeds (9) 470 — — — -(-) Income Tax Expense (5) (3) (3) (3) (3) Entry (6,482) — — — — — —(+) Balance Sheet Cash 87 — — — — — —Terminal Value Summary Exit—Terminal Values — — — — — — 9,014 $MM, Unless Otherwise Indicated Exit Costs — — — — — — (125) SFR (1) (2) 7,850 Unlevered Cash Flow (6,395) 507 16 108 93 287 8,889 THPAS-JV (1) 128 (-) Net SFR Interest Expense — (185) (215) (228) (243) (250) -Legacy For-Sale Housing (3) 43 (+ / -) Other Items — (0) (3) (7) (18) (26) -Canadian MFR (2) (4) 787 (+) Debt Issuance / (Paydown) 3,722 384 168 211 136 52 (4,465) JV AM and Leasing Fees (5) 147 Levered FCF—Before RCF (2,673) 705 (35) 83 (31) 64 4,424 JDC Stake (6) 58 (+) RCF Draw / (Paydown) — — 35 (35) 31 (31) —Terminal Value 9,014 Levered Free Cash Flow (2,673) 705 — 49 — 33 4,424 Source: Company Filings, Management Projections, S&P Capital IQ Notes: 5. Value of JV AM and leasing fees based on a 10.0x multiple applied to 2029E fees and 1. Based on an assumed exit cap rate of 5.75% applied to stabilized 2029E forward NOI. assumes 25% margin and 3.0% terminal growth rate Assumed terminal growth rate of 4% (midpoint of management estimate of 3-5%) 6. Based on assumed terminal growth rate of 3.0% and 9.0x multiple applied to Creedence 2. Gross asset value shown for SFR & Canadian MFR share of FFO from Johnson Development Company 3. Based on DCF of remaining cash flows as provided by management, discounted at 20% 7. 2024E corporate overhead excludes ~$3MM of non-cash amortization expense 4. Based on an assumed exit cap rate of 4.0% applied to stabilized 2029E forward NOI at exit 8. Includes Other Income / (Expense) as well as NOI and Leasing Commissions / G&A from for stabilized properties (3.0% assumed terminal growth rate), and 2028E IFRS book value THPAS JVs per management projections for development / lease-up properties 9. Represents proceeds from JV partner’s equity investment and portion of debt PROJECT CREEDENCE FINANCIAL ANALYSIS 18

Morgan Stanley

7 Illustrative Levered Buyer Analysis (Cont'd)

Implied Share Price at Various Sensitivity Levels

Target Return vs. SFR / THPAS-JV Exit Cap Rate

Impact of SFR / THPAS-JV Terminal Cap Rate on Implied Share Price

	Implied Share Price		
SFR / THPAS Exit Cap Rate (%)	Target 5-Yr Levered Returns		
	15.0%	17.5%	20.0%
5.50%	$11.26 [2]	$10.45	$9.72
5.75%	$10.68	$9.93	$9.19
6.00%	$10.15	$9.40	$8.71

Target Return and Exit Cap Rate are Drivers of Selected Range in Football Field on page 11

Target Return vs. Canadian MFR Exit Cap Rate

Impact of Canadian MFR Terminal Cap Rate on Implied Share Price

	Implied Share Price		
Canadian MFR Exit Cap Rate (%)	Target 5-Yr Levered Returns		
	15.0%	17.5%	20.0%
3.50%	$10.94	$10.17	$9.43
4.00%	$10.68	$9.93	$9.19
4.50%	$10.47	$9.73	$9.01

Target Return vs. % Private Company G&A Savings [1]

Impact of % Private Company G&A Savings on Implied Share Price

	Implied Share Price		
% Private Company G&A Savings	Target 5-Yr Levered Returns		
	15.0%	17.5%	20.0%
50%	$11.16	$10.39	$9.68
32%	$10.92	$10.16	$9.43
14%	$10.68	$9.93	$9.19

Target Return vs. LTV on New / Refinanced Debt

Impact of LTV on New / Refinanced Debt on Implied Share Price

	Implied Share Price		
LTV on New / Refinanced Debt	Target 5-Yr Levered Returns		
	15.0%	17.5%	20.0%
65%	$10.68	$9.93	$9.19
60%	$10.57	$9.78	$9.02
55%	$10.47	$9.64	$8.84

Notes:
1. Represents G&A savings as a private company expressed as a percentage of management-projected 2024E corporate overhead of $109MM (which 2024E figure excludes ~$3MM non-cash amortization expense)
2. The implied share price would be $11.75 if PrivateCo G&A savings of 50% is assumed

PROJECT CREEDENCE FINANCIAL ANALYSIS 19

Morgan Stanley APPENDIX Supplemental Information 20

Morgan Stanley Creedence Shares Outstanding Per Management Fully Diluted Shares Outstanding at $11.10 Offer Price Represents all shares Creedence Fully Diluted Shares Outstanding outstanding including the Actual as of December 31, 2023 (As Provided by Creedence Management) impact of dilutive securities Description At Offer Price at the $11.10 offer price Common Shares Outstanding 272,665,392 Restricted Share Units 720,162 Outstanding Treasury Shares 273,385,554 Deferred Share Units (1) 2,334,339 Reference: Convertible Preferred Change of Control Convertible Preferred Units (2) 34,744,118 Redemption Price $MMs, unless otherwise noted Stock Options As-Converted at $11.10 Offer Price TSX Stock Options (3) 911,915 Liquidation Preference 295 Exchange Price ($ / Sh) $8.50 NYSE Stock Options 101,710 Number of Shares Issued (MM) 34.7 Offer Price per Share $11.10 Total Dilutive Securities 38,092,082 Total Value 386 Liquidation Preference + Change of Control Redemption Premium + Accrued Fully Diluted Shares Outstanding 311,477,636 Distributions Liquidation Preference 295 CoC Redemption Prem. (4) 45 Sources: Public Filings, Company Information, Management Estimates, S&P Capital IQ Accrued Distributions (5) 4 Total Value 345 Notes: 1. Refers to total outstanding deferred share units (vested and unvested). Performance share units (PSUs) are settled in cash with no dilutive issuance of equity and are excluded from FDSO calculation 2. Dilution from convertible preferred units based on $295.3MM liquidation preference and $8.50 conversion price 3. TSX stock options based on spot FX rate of 0.744x as of January 11, 2024 applied on Python’s USD-denominated offer of $11.10 per Creedence share 4. Change of Control Redemption Premium equal to aggregate amount of distributions that would have been paid through the sixth anniversary of the Issue Date (calculation assumes illustrative Change of Control on December 31, 2023) 5. Accrued Distributions equal to the fourth quarter 2023 distribution, which is paid in January 2024 PROJECT CREEDENCE SUPPLEMENTAL INFORMATION 21

Morgan Stanley

SFR and Canadian Multifamily Cap Rates

Reference Points As Per Third-Party Data / Reports

GSA SFR Implied / Applied Cap Rates and 10Y U.S. Treasury Yield

SFR Peers, Last Three Years [1]

	Current	1Y Avg.	3Y Avg.
Spread to 10Y UST - Implied	163bps	174bps	224bps
Spread to 10Y UST - Applied	71bps	72bps	185bps



6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
Jan-21
May-21
Sep-21
Jan-22
May-22
Sep-22
Jan-23
May-23
Sep-23
Jan-24
Current [2]: 5.6%
Current [2]: 4.7%
Current [2]: 4.0%
SFR Implied Cap Rates
SFR Applied Cap Rates
10Y U.S. Treasury Yield

Source: Green Street Advisors, S&P Capital IQ

Additional SFR Cap Rate References

Current Estimates [2]

SFR Peers - GSA Implied [1]	5.6%
SFR Peers - GSA Applied [1]	4.7%
Creedence - Applied in Mgmt. NAV [3]	5.5%
Creedence - Consensus Median Applied [4]	5.5%
Broker 1	*6.0%*
Broker 2	*5.7%*
Broker 3	*5.6%*
Broker 4	*5.5%*
Broker 5	*5.5%*
Broker 6	*5.3%*
Broker 7	*5.3%*

Source: Green Street Advisors, Company Information, Broker Research

- Creedence reported an average SFR acquisition cap rate of ~6% in Q3 2023 [5]
- INVH in July 2023 acquired a portfolio of 1,870 SFR homes for $650MM at a reported 5.5% stabilized cap rate (expected to grow to 6%+ within the next year) [6]

Canadian Multifamily Cap Rates

Toronto Multifamily Applied Cap Rates [7]



CBRE
High Rise Class A Multifamily (Q3'23)
3.4%
Midpoint: 3.8%
4.1%
Cushman & Wakefield
High Rise Multifamily (Q3'23)
3.8%
Midpoint: 4.1%
4.5%
Colliers
High Rise Multifamily (Q3'23)
3.8%
Midpoint: 4.1%
4.5%
Newmark
CBD Class A Multifamily (Q2'23)
3.5%
3.0%
3.3%
3.5%
3.8%
4.0%
4.3%
4.5%
4.8%
5.0%

Source: CBRE, Cushman & Wakefield, Colliers, Newmark

Notes:
1. SFR Implied Cap Rate is an enterprise value-weighted average of AMH and INVH; SFR Applied Cap Rate is a GAV-weighted average of AMH and INVH; Data since January 11, 2021
2. Reflects latest data available as of January 11, 2024
3. Cap rate applied to stabilized NOI from SFR business in calculation of NAV as per management
4. Consensus median of cap rates applied on SFR assets by research analysts, as per broker research reports; numbering of brokers may differ from those referenced on page 13
5. Per Creedence Q3 2023 Earnings Presentation
6. Cap rate as reported in INVH's Q3 2023 financial supplement and Q3 2023 earnings transcript
7. Shows the lower and upper ends of the range and the midpoint of cap rates for multifamily assets in Toronto as quoted in latest available third-party reports

PROJECT CREEDENCE SUPPLEMENTAL INFORMATION 22

Morgan Stanley Multiples Applied to Real Estate Asset Management Fee Streams Per Green Street Advisors NAV Models Multiples Applied to AM Fee Streams in NAV Calculations (1) (2) 20.0x (3) 17.0x 12.0x 12.0x 12.0x 12.0x Median: 12.0x Mean: 10.0x 10.0x 11.1x 7.0x 6.5x 5.0x (3) Source: Green Street Advisors Notes: 1. Includes companies that have embedded third party funds management businesses (and does not include companies where the preponderance of fee streams are property management and/or facilities management as they are less comparable to Creedence’s asset management businesses) 2. Based on latest Green Street Advisors NAV models 3. For PLD, GSA applies 20x on asset management fee income, 7x on promote fees, and 5x on development management revenue; For purposes of calculating the mean and the median, midpoint of the range (12.5x) is used PROJECT CREEDENCE SUPPLEMENTAL INFORMATION 23

Morgan Stanley Creedence Historical Trading Discount vs. Peers Last Three Years (1) Creedence has historically Summary of Creedence and Peer Trading Multiples (1) traded at a discount to its Last Three Years publicly-traded SFR peers SFR Peers Discount to Peers A Creedence INVH AMH B Avg. A—B NTM FFOx 18.0x 21.4x 23.5x 22.4x (4.4x) NTM AFFOx 22.9x 25.1x 26.2x 25.6x (2.8x) NTM EBITDAx 21.1x 22.2x 21.7x 21.9x (0.8x) P / (D) to NAV (23%) (6%) (6%) (6%) (17%) Source: S&P Capital IQ Note: 1. Based on market data as of January 11, 2024; uses consensus median estimates as per S&P Capital IQ PROJECT CREEDENCE SUPPLEMENTAL INFORMATION 24

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We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance. We have (i) assumed that any forecasted financial information contained herein reflects the best available estimates of future financial performance, and (ii) not made any independent valuation or appraisal of the assets or liabilities of any company involved in any proposed transaction, nor have we been furnished with any such valuations or appraisals, upon which we have relied without independent verification. The purpose of this document is to provide the recipient with a preliminary valuation for discussion purposes in connection with the proposed transaction. This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates. Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors. This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates or other applicable entities, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley & Co. Limited, Morgan Stanley Bank International (Milan Branch), Morgan Stanley Saudi Arabia, Morgan Stanley South Africa (PTY) Limited, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Morgan Stanley India Company Private Limited, Morgan Stanley Asia Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc Seoul Branch, Morgan Stanley, SV, SAU and/or Morgan Stanley Canada Limited Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein. © Morgan Stanley and/or certain of its affiliates. All rights reserved. PROJECT CREEDENCE 25